MERGER AGREEMENT

                THIS AGREEMENT is made as of the 19th day of November, 1997 by and among THE DIANA CORPORATION ("Seller"), SONCAINOL,
INC. ("Buyer"), and Michael N. Sonaco, James G. Olson and William
H. Cain (collectively, "Buyer Shareholders").

                            RECITALS

                A. Seller is the record and beneficial owner of 950 shares of the no par value common stock (the "Shares") of C&L
Communications, Inc. (the "Company").

                B. Buyer Shareholders desire to acquire all of the Common Stock of the Company through a merger between Buyer and the Company, with the Company surviving such merger pursuant to the terms and conditions of this Merger Agreement.

                           AGREEMENTS

                In consideration of the recitals and the mutual covenants hereinafter set forth, the parties agree as follows:

                1.       Basic Transaction.

                         1.01    Consideration.  Buyer will merge into the
Company pursuant to the Plan of Merger in substantially the form of Exhibit A attached hereto. In connection with the merger, the parties shall receive the following consideration:

                                 (a)     Buyer Shareholders shall receive all of
the issued and outstanding Common Stock of the Company in amounts set forth on Schedule 1.01 attached hereto, and as reflected in the Plan of Merger.

                                 (b)     Seller shall receive the following:

                                         (i)     cash at Closing in the amount
of $2.75 million;

                                         (ii)    At Closing, Seller shall
receive the Secured Subordinated Promissory Note of the Company in the principal amount of $ 1,000,000 in the form of Exhibit B attached hereto (the "Subordinated Note"), The Subordinated Note shall be subordinated to Sanwa Business Credit Corporation
("Sanwa"), plus any and all successor institutional lenders of the Company.

                                         (iii)   At Closing, Seller shall be
issued 5,000 shares of nonvoting, 8% cumulative Preferred Stock of the Company. The Preferred

Stock shall have the rights, preferences, terms and conditions as set forth on Exhibit D attached hereto.

                                 (c)     At Seller's option, Seller shall either
(i) at Closing, cancel Buyer Shareholders' outstanding options to acquire 44,000 shares of common stock of Seller (the "Option
Stock") pursuant to The Diana Corporation 1986 Nonqualified Stock
Option Plan; or (ii) require Buyer Shareholders to exercise all of such options within 60 days of Closing and deliver the exercise price plus the net proceeds from the sale of the Option
Stock (proceeds less exercise price) less an amount equal to the Buyer Shareholders' estimated federal income tax liability resulting from such sale, to Seller.

                                 (d)     On or before Closing, C&L Acquisition
Corporation ("Acquisition") shall repay to the Company the Promissory Note of Acquisition to the Company in the original principal amount of $3.4 million plus accrued interest. Buyer
Shareholders shall cause C&L at Closing to pay to Diana, as additional consideration in connection with the merger, in cash, all of such proceeds received from repayment of the Note from Acquisition to C&L.

                                 (e)     The parties acknowledge that the
Company prepaid management fees for the 1998 fiscal year to Seller in April, 1997 in the aggregate amount of $180,000.
Seller shall be entitled to retain any and all management fees prepaid to Seller, notwithstanding the termination of the obligation of Seller to provide management services to Buyer.
The parties acknowledge that the value of such retained prepaid payments is approximately $67,500.

                         1.02    Time and Place of Closing.  The closing of
the transactions contemplated by this Agreement shall take place at the offices of Seller at 10:00 a.m., on November 20, 1997, or at such other time and place as the parties may agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing" or the "Closing Date." In the event the transaction does not close for any reason on or before November
30, 1997, this Agreement shall terminate without liability to any party, excepting only liability for breach hereof.

                         1.03    Pre-Closing Transaction.  Prior to the
Closing, the Company shall dividend to Seller all of the issued and outstanding capital stock owned by the Company in Acquisition
(the "Acquisition Dividend"). The Acquisition Dividend shall be undertaken pursuant to the joint consent resolutions of the Company as sole shareholder of Acquisition and by the Board of Directors of the Company, which resolutions shall be in the form of Exhibit E attached hereto. Immediately following the Acquisition Dividend, Acquisition shall be the wholly-owned subsidiary of Seller, and the Company shall have no further ownership interest in Acquisition thereafter. Notwithstanding the foregoing, Buyer shall pay to Sanwa, Sanwa's fee in connection with the Acquisition Dividend and the repayment of Acquisition Note described in section 1.01 above. In addition, prior to closing certain tax investments, the Apollo

Receivable, Mesatel UPS Receivable, and the DSS 1000 switch shall be dividended to Seller.

                2. Conditions to Obligations of Seller. Seller's obligations to close the transactions are contingent on the following occurring before or at Closing (unless waived in writing by Seller):

                         2.01    Performance.  Buyer shall have performed its
obligations under this Agreement.

                         2.02    Deliveries By Buyer At or Prior to Closing.
Buyer shall deliver or cause to be delivered the following to Seller at Closing:

                                 (a)     Cash in the amount of $2,750,000 by
wire transfer.

                                 (b)     The Subordinated Note.

                                 (c)     Certificates for shares of Preferred
Stock with a liquidation value of $2 million.

                                 (d)     The legal opinion of counsel for Buyer
in the form of Exhibit F.

                                 (e)     The Plan of Merger.

                                 (f)     Certificates of Existence of Buyer and
the Company issued by the Secretary of State of Texas.

                                 (g)     Certified Resolutions of the Board of
Directors of Buyer in the form of Exhibit G.

                                 (h)     Certified Articles of Incorporation and
By-Laws of Buyer.

                                 (i)     The Security Agreement in the form of
Exhibit H, and applicable UCC Financing Statements providing
Seller with a second priority security interest in accounts receivable and inventory of the Company (up to a maximum of $500,000), and a first priority security interest in the Sattel
Switch, and certain other assets identified therein, subject, however, to the Subordination Agreement.

                                 (j)     Evidence satisfactory to Seller that
the Acquisition Dividend has occurred.

                                 (k)     The Solvency Certificate in the form
attached hereto as Exhibit I.

                                 (1)     The Mutual Release in the form attached
hereto as Exhibit J.

                                 (m)     All other instruments and documents
required by this Agreement to be delivered by Buyer or the Company to, or on behalf of, Seller.

                3. Conditions to Obligations of Buyer. Buyer's obligation to close the transactions shall be contingent on the following occurring before or at Closing (unless waived in writing by Buyer):

                         3.01    Performance.  Seller shall have performed its
obligations under this Agreement.

                         3.02    Consents.  Except as set forth on Schedule
3.02, Seller shall have received all consents from third parties required to consummate the transactions or necessary to avoid a breach of any agreement to which the Company or the Seller is a party.

                         3.03    Deliveries By Seller At or Prior to Closing.
Seller shall deliver or cause to be delivered to Buyer the following at Closing:

                                 (a)     The certificates representing the
shares of Common Stock of C&L owned by Seller, duly endorsed for transfer.

                                 (b)     The legal opinion of counsel for Seller
in the form of Exhibit K.

                                 (c)     Amended and Restated Articles of
Incorporation of the Company embodying the Preferred Stock Terms.

                                 (d)     The resignations of Jack Donnelly as a
director of the Company effective as of Closing.

                                 (e)     The certified Resolutions of the Board
of Directors of Seller approving the transactions contemplated hereby in the form of Exhibit L.

                                 (f)     The Subordination Agreement to be
negotiated in good faith by Seller and Sanwa in a form reasonably acceptable to the parties.

                                 (g)     The Indemnification Agreement in the
form attached hereto as Exhibit M.


                                 (h)     The Mutual Release

                                 (i)     All other instruments and documents
required by this Agreement to be delivered by Seller to Buyer.

                         3.04    Representations and Warranties True.  The
representations and warranties of Sellers contained herein shall be true and correct as of the date of Closing.

                4. Representations and Warranties of Seller. Sellers represents to the Buyer that the statements contained in this
Section 4 are now and, as of the Closing Date, will be correct and complete, as though made then. Whenever a representation or warranty herein refers to matters within Seller's "knowledge,"
"known to Seller," or of which Seller "knows," such reference is limited to facts within the actual knowledge of James Fiedler, Daniel Latham or Brian Robson, without any investigation.

                         4.01    Corporate Organization: Authorization.  The
Company is duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has full power and corporate authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases. The Company has full power and authority to enter into this Agreement and all related agreements, and to carry out the transactions contemplated thereby. True, correct and complete copies of the Company's Articles of Incorporation and By-Laws are attached hereto as Schedule 4.01. The execution and delivery of this Agreement and all related agreements, and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of the Company.

                         4.02    Capitalization of the Company.  Prior to the
amendment of the Articles of Incorporation of the Company and the issuance at Closing of the Preferred Stock, the authorized capital stock of the Company consists of 1,000 shares of common stock, no par value. Of such shares, 950 shares of Stock of the Company are issued and outstanding (the "Shares"). The Shares represent all of the issued and outstanding equity of the Company. The Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. The Shares are owned of record and beneficially by Seller and are free and clear of any security interest, pledge, restriction, option, voting trust or agreement, proxy, encumbrance, claim or charge or any rights of any third party of any kind ("Third Party Rights"). There are no options, warrants, conversion privileges or any other rights or agreements with respect to any of the Shares. The Company has not granted to any party any options, warrants, conversion privileges or any other rights or interests in its capital stock.


                         4.03    Binding Obligation.  Neither the execution
and delivery of this Agreement and all related agreements nor the consummation of the transactions contemplated thereby will:

                                 (a)     conflict with or violate any provision
of the Articles of Incorporation or the By-Laws of either the Company or of Seller, or, to the knowledge of Seller, any law or any court or other order binding upon the Company or Seller; or

                                 (b)     to the knowledge of Seller, result in
any breach of or default under any mortgage, contract, agreement, indenture, trust or other instrument which is either binding upon or enforceable against the Company or the assets and properties of the Company.

                         4.04    Consents and Approvals.  Except as set forth
on Schedule 4.04, to the knowledge of Seller, no consent of any entity, agency or person is required in connection with this Agreement or the transactions contemplated by this Agreement, including, without limitation, consents from Shareholders of Seller, parties to loans, contracts, leases or other agreements to which the Seller or the Company is a party which would result in a material adverse effect on the Company.

                         4.05    Financial Statements.  The Company has
delivered to Buyer copies of the following financial statements prepared by the Company and reviewed or audited by Price
Waterhouse, all of which have been prepared from the internal books and records of the Company and fairly present in all material respects the financial condition of the Company as of their respective dates and the results of its operations for the periods covered thereby:

                                 (a)     audited special-purpose balance sheets
of the Company as of March 31, 1997 and special-purpose statements of income, (loss) and retained earnings and cash flows of the Company for such year then ended; and

                                 (b)     an unaudited balance sheet of the
Company as of September 30, 1997 (the "Interim Balance Sheet") for the six-month period ending September 30, 1997 (the "Balance
Sheet Date").

                                 In addition, to the knowledge of Seller, the
Company's books of account have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and the Company's minute books and stock records are complete and correct.

                         4.06    Absence of Undisclosed Liabilities.  To
Seller's knowledge, there are no liabilities or obligations, direct or indirect, absolute or contingent, or any outstanding evidence of indebtedness arising out of or relating to the Company that under GAAP are required to be set forth as a liability on a balance sheet, except (i) as fully reflected or as specifically reserved against on the Audited Balance Sheet or Unaudited Balance Sheet (the "Balance Sheets"), and (ii) changes in amounts of such liabilities in the ordinary course of business.

                         4.07    Changes.  Except as set forth in Schedule
4.07, Seller has not caused:

                                 (a)     any sale, lease or other disposition of
any assets used in the Company's business except for dispositions in the ordinary course of business and such dispositions contemplated by this Agreement;

                                 (b)     the Company to incur any indebtedness
not reflected on the Balance Sheets (other than changes in amounts of indebtedness in the ordinary course of business);

                                 (c)     any creation of any Third Party Rights
in the Company's assets;

                                 (d)     any change or modification of the
Company's accounting methods or practices; or

                                 (e)     any payment of dividends or other
distributions to it upon or in respect of any of its shares of capital stock (other than the Acquisition Dividend contemplated by this Agreement), and the Company has not redeemed or obligated itself to redeem any of its shares of capital stock or other securities.

                         4.08    Title to Assets.  Except as disclosed on
Schedule 4.08, to Seller's knowledge, the Company has good and marketable title to all assets used or usable in the operation of the Company's business (the "Assets"), free and clear of all Third Party Rights.

                         4.09    Contracts and Commitments.  Since January 1,
1997, Seller has not caused the Company to enter into any contracts or commitments outside the ordinary course of business.
To Seller's knowledge, the Company is not in any way obligated under any contract or other obligation granting to anyone an absolute or contingent right to purchase, obtain or acquire any right, title or interest in or to any of the Assets, other than the sale of inventory in the ordinary course of business.


                         4.10    Litigation and Proceedings.  To Seller's
knowledge, except as set forth on Schedule 4.10, there is no suit, action or legal, administrative, arbitrative investigations or other proceeding (collectively, "Proceedings") pending or, to Seller's knowledge, threatened against the Company with respect to its business or affecting the Assets. To Seller's knowledge,
Schedule 4.10 is a complete list and summary of all Proceedings involving the Company, pending or threatened as of the Closing
Date.

                         4.11    Taxes.

                                 (a)     For all tax periods ending on or before
the Closing Date, Seller has caused the Company to properly and timely file in correct form all federal income tax returns and reports required to be filed by it with the Internal Revenue Service (collectively, the "Returns").
The Company has timely paid all taxes, governmental charges, penalties, assessments, interest and fines due or claimed to be due to the Internal Revenue Service with respect to the income of the Company.

                                 (b)     The Returns reflect all taxes due and
payable by the Company with respect to the periods covered thereby and the Company has no tax liabilities, deficiencies, interest or penalties payable or asserted with respect to such periods.

                         4.12    Employee Benefit Plans.  Neither Seller nor
the Company has never been obligated to contribute to any multiemployer plan within the meaning of ERISA section 3(37). For purposes of this section, the "Company" shall include the Company and all members of any controlled group of corporations (within the meaning of Code section 414(b), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001), any group of trades or businesses under common control (within the meaning of Code section 414(c)), relevant Treasury Regulations and Pension
Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001) and any affiliated service group (within the meaning of Code section 414(m) and relevant Treasury Regulations and proposed Treasury Regulations) of which the Company is a member.

                         4.13    Subsidiaries.  Except for Acquisition, the
Company has no subsidiaries nor any interest, direct or indirect, in any other corporation, partnership, joint venture or other business enterprise or entity.

                         4.14    Transactions with Certain Persons.  Except as
set forth on Schedule 4.14, during the past three years, to Seller's knowledge, the Company has not, directly or indirectly, purchased or leased any property or obtained any services from
(a) Seller, or (b) any person or entity which, directly or indirectly, alone or together with others, controls or is controlled by or is under common control with the Company or Seller.

                         4.15    Disclosure.  To Seller's knowledge, there
exists no fact, condition or threatened development of any nature not otherwise disclosed in this Agreement or on the schedules to this Agreement that would be adverse to the operation of the Company's business. No warranty or representation by Seller contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any fact required to make the statements therein contained not misleading.

                5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

                         5.01    Corporate Organization: Authorization.  Buyer
is a corporation duly organized and validly existing under the laws of the State of Texas. Buyer has full power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases and to enter into this Agreement and all related agreements, and to carry out the transactions contemplated thereby. The execution and deliver of this Agreement and all related agreements, and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of Buyer. This
Agreement and all related agreements constitute valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms.

                         5.02    Consents and Approvals.  Except as set forth
on Schedule 5.02 to this Agreement, no consent of any entity, agency or person is required in connection with the execution or delivery by Buyer of this Agreement or the consummation by Buyer of any of the transactions contemplated hereby, including, without limitation, consents from parties to loans, contracts, leases or other agreements to which Buyer is a party.

                         5.03    Full Disclosure.  No representation or
warranty by Buyer in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading.

                         5.04    Accuracy of Seller's Representations.  To
Buyer Shareholders' knowledge, the representations and warranties of Seller contained herein are true and correct (without regard to any limitations as to Seller's knowledge).

                6. Covenants and Agreements of Seller. Seller hereby covenants and agrees that until Closing:

                         (a)     Seller will give and cause the Company to
give Buyer and its representatives full access during normal business hours after reasonable prior notice to the premises, properties, books, contracts, tax returns, documents and records of the Company.

                         (b)     Seller shall not cause the Company to conduct
its business outside the ordinary and usual course.

                         (c)     Seller shall not cause the Company to
undertake any action which will have a material, adverse effect on the Company's business and relationships with its suppliers, customers and other business contacts.

                         (d)     Except as otherwise required by law, all
parties will hold their negotiations with other parties in all matters in connection therewith in strictest confidence and will require all their advisors and others with whom they work in connection with this matter to maintain the strictest confidence.

                7.       Survival of Representations and Warranties;
Indemnification.

                         7.01    Survival of Representations and Warranties.
All of the representations and warranties made by the parties in this Agreement, or in any exhibit, certificate or other document delivered pursuant hereto, shall survive the Closing and shall continue until December 31, 1999, except for those contained in section 4.11 (taxes), which shall continue until expiration of the applicable statute of limitations (including extensions thereof), and except for those contained in sections 4.01
(corporate organization and authorization), 4.02
(capitalization), and 5.04 (accuracy of Seller's representations), which shall continue indefinitely.

                         7.02    General Indemnification.  From and after the
Closing, each party shall indemnify the other party as provided in section 7.

                         7.03    Indemnification by Seller.  Notwithstanding
Closing, Seller hereby agrees to jointly and severally indemnify, defend and hold Buyer harmless from and against any damage, liability, loss, cost or deficiency, including, but not limited to, reasonable attorneys' fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any claim (collectively "Damages"), arising out of, resulting from or relating to:

                                 (a)     any inaccuracy in or breach of a
representation or warranty of the Company or Seller hereunder, including schedules and documents delivered pursuant hereto;

                                 (b)     any liability of the Company for
federal income taxes for periods preceding the Closing Date;

                                 (c)     any failure of Seller to duly
perform or observe any term, provision, covenant or agreement to be performed or observed by the Company or Seller pursuant to this Agreement or any agreements contemplated hereby or executed in connection herewith; or

                                 (d)     any breach by Seller of any covenants
contained in this Agreement.

                         7.04    Indemnification by Buyer.  Notwithstanding
Closing and regardless of any investigation made at any time by or on behalf of Seller or any information it may have, Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any Damages arising out of, resulting from or relating to:

                                 (a)     Any inaccuracy in or breach of a
representation or warranty of Buyer hereunder, including schedules and documents delivered pursuant hereto; or

                                 (b)     Any failure of Buyer to duly perform or
observe any term, provision, covenant or agreement to be performed or observed by Buyer pursuant to this Agreement or any agreements contemplated hereby or executed in connection herewith.

                         7.05    Limits on Indemnification.  Neither the
Seller nor the Buyer will be liable for any Damages described in section 7.03 or 7.04 above unless and until the aggregate amount of Damages from such claims exceeds $ 150,000 (the "Basket") after which point the indemnifying party will be obligated to indemnify the indemnified party for all such amounts incurred
(including the first $ 150,000). Neither the Seller nor the Buyer will be liable for any Damages in excess of the aggregate sum of cash consideration received by Seller from Buyer hereunder
(including payments pursuant to the Subordinated Note and proceeds from the redemption of preferred stock but excluding the proceeds of the Note referred to in Section 1.01(c)) (the "Cap");
provided, however, a breach of any covenant shall not be subject to the Basket or the Cap. No claim by Buyer against Seller under
Section 7.03 (b) with respect to federal income tax liabilities or a breach of a representation in sections 4.01, 4.02, and 4.11 shall subject to the Cap.

                         7.06    Effect of Indemnification.  Except as
provided in the immediately preceding subsection, any Damages suffered by the Company shall be deemed to have been suffered by Buyer for purposes of this indemnification. Both the Company and Buyer shall have the right to assert a claim for indemnification hereunder, but there shall be a single right to recover.

                         7.07    Indemnification Procedure.  The party
asserting a claim under this Articles 7 (the "Claimant") shall give the other party (the "Nonclaimant") prompt notice of any written claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this section applies (a
"Claim"). If the document evidencing such claim or demand is a court pleading, such notice shall be given within seven days of receipt of such pleading; otherwise, such notice shall be given within fifteen days of the date written notice of such claim is received. With respect to claims brought by third parties, the Nonclaimant shall have the opportunity to defend against such Claim as set forth herein and the Claimant shall have the right to participate in the defense of the Claim. The Nonclaimant shall have the right to employ counsel reasonably acceptable to the Claimant to defend such Claim at the Nonclaimant's expense. The Claimant shall have the right to employ its own counsel in any such Claim, but the fees and expenses of such counsel shall be at the expense of the Claimant unless (i) the employment of such counsel at the Nonclaimant's expense shall have been authorized in writing by the Nonclaimant or its representative in connection with the defense of such Claim; or (ii) the Nonclaimant or its representative shall decide not to defend against such Claim. Whichever party shall direct the defense of such Claim as aforesaid shall [a] keep the other fully informed of such claim at all stages thereof whether or not represented; [b] promptly submit to the other copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with such Claim; [c] permit the other and its counsel, to the extent practicable, to confer on the conduct of the defense of such Claim; and [d] to the extent practicable, permit the other and its counsel an opportunity to review all legal papers to be submitted prior to such submission. Each party shall make available to the other and its counsel and accountants all of its books and records relating to such Claim and each party shall render to the other such assistance as may be reasonably required in order to ensure the proper and adequate defense of any such Claim. The Nonclaimant shall not make any settlement of any Claim without the written consent of the Claimant, which consent shall not be unreasonably delayed or withheld, unless the settlement includes as a term the complete release of Claimant.

                         7.08    Right of Setoff.  Buyer shall have the right
to offset any Damages payable to Buyer hereunder against any amounts payable to Seller pursuant to the Subordinated Note, if permitted under the terms of the Subordination Agreement.


                8.       Miscellaneous Provisions.

                         8.01    Amendment and Modification.  This Agreement
and any exhibit attached hereto may be amended or modified and supplemented only in a writing signed by the parties hereto.

                         8.02    Waiver of Compliance.  Any failure of one
party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party or parties benefiting from such obligation, covenant, agreement or condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                         8.03    Expenses, Transfer Taxes, Etc.  Whether or
not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by each party in connection with this Agreement shall be borne by such party.

                         8.04    Notices.  All notices, requests, demands and
other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when sent by U.S. certified or registered mail, postage prepaid:

If to Seller:

        The Diana Corporation
        26025 Mureau Road

        Calabasas, CA 91302
        Attn:            James Fiedler, Chairman

With a copy to:

        Godfrey & Kahn, S.C.
        780 North Water Street
        Milwaukee, WI 53202

        Attn:            Larry D. Lieberman, Esq.

If to the Buyer or the Company:

        C&L Communications, Inc.
        12000 Network Boulevard
        San Antonio, TX 78006

        Attn:            Michael Sonaco, President

With a copy to:

        Reinhart, Boerner, Van Deuren,
          Norris & Rieselbach, s.c.
        1000 North Water Street,
          Suite 2100
        Milwaukee, WI 53202-3186
        Attn:            Lawrence J. Burnett, Esq.

or to such other address as a party may provide by written notice in conformance with this section.

                         8.05    Assignment.  This Agreement and all of the
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, whether by operation of law or otherwise.

                         8.06    Governing Law.  This Agreement and the legal
relations among the parties hereto shall be governed by, subject to and construed in accordance with the internal laws of the State of Texas.

                         8.07    Counterparts.  This Agreement may be executed
in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                         8.08    Headings.  The headings and captions of the
sections and articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

                         8.09    Entire Agreement.  This Agreement, including
the schedules and exhibits hereto (which constitute a part of this Agreement as if set forth in full herein), and the other documents and certificates delivered pursuant to the terms hereof set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, except confidentiality agreements. The terms of this Agreement have been negotiated by the respective representatives of Buyer (on the one hand) and the Company and Seller (on the other hand).

                         8.10    Specific Performance.  The parties agree that
it is impossible to measure in money the damages which will accrue to any of them by reason of a failure of any of them to perform any of their obligations under this Agreement. If any party shall institute any action or proceeding to enforce the provisions hereof, the party against whom such action or proceeding is brought hereby waives the claim or defense that the party asserting the action has an adequate remedy at law, and such person shall not assert in any action or proceeding the claim or defense that such remedy at law exists. This Agreement and the rights and obligations hereunder may be enforced by a court of equity by a decree of specific performance. Such remedy shall be cumulative and nonexclusive.

                         8.11    Third Parties.  Except as specifically set
forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                         8.12    Severability.  The invalidity of any
provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.


                  Rest of this Page Intentionally Left Blank

                         8.13    Further Assurances.  Upon reasonable request,
from time to time, each party agrees that it shall execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the opinion of the other party to protect or record the rights of the other party arising under this Agreement, or to aid in the prosecution or defense of any rights arising therefrom, all without further consideration.

                         8.14    Confidentiality.  Notwithstanding anything to
the contrary, Buyer shall not disclose to any Company employee or third party the terms of this sale transaction or information relating to prior years compensation of Seller. This covenant shall indefinitely survive the Closing.

                         8.15    Broker.  Seller shall pay all fees and
commissions owing to any broker employed or engaged by Seller or, to the knowledge of Seller, by the Company, in connection with the transactions contemplated hereby.

                         8.16    Access.  After the Closing, Buyer shall
provide Seller and its representatives and outside accountants with reasonable administrative support (including preparation of reports) and reasonable access to the Company's books and records sufficient to enable Seller (a) to prepare, file and make all necessary tax filings, and (b) to prepare Seller's consolidated financial statements which include periods prior to the Closing
Date.

                The parties hereto have duly executed this Agreement as of the day and year first above written.

                                   THE DIANA CORPORATION

                                   BY: /s/ James J. Fiedler
                                   Its     Chairman and CEO


                                   C&L COMMUNICATIONS, INC.

                                   BY: /s/ Michael N. Sonaco
                                   Its     President


                                   SONCAINOL, INC.

                                   BY: /s/ Michael N. Soncao
                                   Its     President

                                   BUYER SHAREHOLDERS:


                                   /s/ Michael N. Sonaco

                                   /s/ James G. Olson

                                   /s/ William H. Cain

                            EXHIBIT A

                        PLAN OF MERGER OF
                         SONCAINOL, INC.
                         WITH AND INTO
                   C & L COMMUNICATIONS, INC.


        This Plan of Merger, dated this 20th day of November, 1997, is made and entered into by and among Soncainol, Inc., a Texas corporation ("Acquired"), and C & L Communications, Inc., a Texas corporation ("Survivor"), jointly referred to hereinafter as the "Merging Corporations."


        1. At the effective date of the merger, as defined in paragraph 4 below, Acquired will be merged with and into Survivor in accordance with Articles 5.01 of the Texas Business
Corporation Act. After such merger, Survivor will be the sole surviving corporation and the separate existence and identity of Acquired will cease to exist.

        2.      At the effective date of the merger:

                (a) Each share of the $.01 par value voting common stock of Acquired issued and outstanding shall be converted into and shall thereafter represent one share of $.00 1 par value voting common stock of Survivor;

                (b) Each outstanding share of the $.001 par value common stock of Survivor shall be cancelled and the sole shareholder of Survivor shall be issued 5,000 shares of the Preferred Stock of Survivor in addition to $2,750,000 cash, a Subordinated Promissory Note in the principal amount of $1,000,000 and other property and consideration.

        3.      At the effective date of the merger:

                (a) Survivor shall possess all rights privileges, immunities and franchises, of a public nature as well as of a private nature, of each of the merging corporations;

                (b) All property, real, personal and mixed and all debts due on whatever account, including subscriptions to shares and all other choses in action, and every interest, of or belonging to or due to each of the merging corporations, shall be taken and deemed to be transferred to and vested in Survivor without further act or deed;

                (c) Title to any real estate or any interest therein, vested in each of the merging corporations shall not revert or be in any way impaired by reason of the merger;

                d) Survivor shall be responsible and liable for all the liabilities and obligations of the merging corporations including without limitation, payment of the fair value of any shares held by a shareholder of any domestic corporation that is a party to the merger who has complied with the requirements of
Article 5.12 of the Texas Business Corporation Act, for the recovery of the fair value of his or her shares.

                (e) Any claim existing or action or proceeding pending by or against either of the merging corporations may be prosecuted to judgment as if the merger had not taken place, or Survivor may be substituted as the party in interest; and

                (f) Neither the rights of creditors nor any liens upon the property of the merging corporations shall be impaired by the merger.

        4. The "Effective Date" of the merger shall be the close of business on November 20, 1997.

        5. Attached hereto is a true and correct copy of the Amended and Restated Articles of Incorporation of Survivor.

        IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed as of the 20th day of November, 1997.

                              SONCAINOL, INC.:

                              BY /s/ Michael N. Sonaco, President


                                 Attest:

                              /s/ James G. Olson, Jr., Secretary



                              C & L COMMUNICATIONS, INC.

                              BY /s/ Michael N. Sonaco, President


                                 Attest:

                              /s/ James G. Olson, Jr., Secretary

                            EXHIBIT B

PAYMENT OF THE INDEBTEDNESS EVIDENCED BY THIS NOTE AND THE RIGHTS OF HOLDER HEREOF ARE SUBORDINATED AND SUBJECT TO THE RIGHTS OF SANWA BUSINESS CREDIT CORPORATION TO THE EXTENT PROVIDED IN A SUBORDINATION AND INTERCREDITOR AGREEMENT DATED NOVEMBER 20, 1997, BY AND AMONG C & L COMMUNICATIONS, INC., SANWA BUSINESS CREDIT CORPORATION AND THE DIANA CORPORATION.

              SUBORDINATED SECURED PROMISSORY NOTE


$1,000,000.00                                  San Antonio, Texas
                                               November 20, 1997

        FOR VALUE RECEIVED, C & L COMMUNICATIONS, INC., a Texas corporation ("Maker"), hereby unconditionally promises to pay to the order of THE DIANA CORPORATION, a Delaware corporation ("Payee") in immediately available funds at 26025 Mureau Road, Calabasas, California, or such other address as the Payee may from time to time direct, without any abatement, setoff, reduction, defense or counterclaim except as set forth herein, the principal sum of One Million Dollars ($1,000,000.00) as follows:

                (a) Commencing on December 1, 1997, and continuing on the first Business Day of each month thereafter until December 1, 2000, thirty-seven (37) consecutive payments of principal of Twenty Thousand Dollars ($20,000) each; and

                (b) On July 1, 1998, a payment of principal in the amount of Two Hundred Fifty Thousand Dollars ($250,000) minus the aggregate amount of Mandatory Prepayments (as hereinafter defined), if any, received by the Payee prior to such date; and

                (c) On January 1, 2001, a payment in an amount equal to the entire outstanding principal balance and accrued and unpaid interest due hereunder.

        Maker also unconditionally promises to pay interest in the same manner on the unpaid principal amount from time to time outstanding on the same dates as principal is paid hereunder.
The unpaid principal shall bear interest before maturity from the date hereof until paid, computed on the basis of the actual number of days elapsed over a three hundred sixty (360) day year, at an annual rate equal to the Prime Rate in effect as of the first Business Day of each month during the term hereof plus one percent (1%). The unpaid balance and accrued interest shall bear interest after default or maturity at the Prime Rate in effect as of the first Business Day of each month during the term hereof plus three percent (3%). The term "Prime Rate" shall mean the prime rate as such rate is published from time to time in the "Money Rates" section of the Midwest Edition of The Wall Street Journal. The applicable interest rate for each month shall be based on the Prime Rate published in The Wall Street Journal on the first Business Day of such month.

        This Note may be prepaid in whole or in part at any time without premium or penalty. This Note must be prepaid to the extent of and no later than one (1) Business Day following Maker's receipt of, the proceeds of the sale or transfer of or distributions received on account of, the Primary Collateral (as defined in that certain Security Agreement dated as of the date hereof between Maker and Payee (the "Security Agreement"). The foregoing prepayments are referred to herein as the "Mandatory Prepayments."

        For purposes hereof, the term "Business Day" shall mean any day except Saturday, Sunday or any other day on which commercial banks are authorized by law to close in the State of Wisconsin.

        This Note is secured pursuant to the terms of the Security Agreement. This Note may be declared due prior to its expressed maturity date, all in the events, on the terms and in the manner provided for in the Security Agreement. In addition, the unpaid balance shall mature and immediately become due and payable in the event any of the following defaults shall occur:

                (i) Maker defaults in the payment of any interest or principal hereunder, including the Mandatory Prepayments, when due;

                (ii) Maker makes a general assignment for the benefit of creditors, or becomes the subject of an "order for relief" within the meaning of the United States Bankruptcy Code, or voluntarily files a petition in bankruptcy or for reorganization or effects a formal or informal plan or other arrangement with creditors, or otherwise becomes or is rendered insolvent;

                (iii) Maker sells, exchanges or otherwise disposes of all or substantially all of its assets, directly or indirectly through subsidiaries or otherwise, whether in any single transaction or a series of related transactions;

                (iv) Maker shall consolidate or merge with or into any corporation or other person or entity in a transaction that requires shareholder approval under the Texas Business
Corporation Act; or Maker shall effect any share exchange, reorganization, recapitalization, reclassification or similar transaction;

                (v) Maker shall liquidate, dissolve or wind-up its affairs or adopt any plan or arrangement in furtherance of the foregoing;

                (vi) Michael N. Sonaco shall cease to be the chief executive officer of Maker; or

                (vii) any default or event of default shall have occurred under any indebtedness of Maker (including capitalized lease obligations) that gives the holder thereof the right to accelerate such indebtedness and such indebtedness is in fact accelerated by the holder.

        Maker hereby waives presentment, protest, demand, and notice of any kind.

        Without affecting the liability of Maker, the holder of this Note may without notice, renew or extend the time for payment, accept partial payments, release or impair collateral security for the payment of this Note or agree not to sue any party liable on it.

        The remedies of the Payee may be pursued singly, successively, or together, at the sole discretion of the Payee and may be exercised as often as Payee chooses in its discretion. No action of the Payee or failure to act by the Payee, including any failure to exercise any right, remedy or recourse, shall be effective as a waiver of any right of the Payee hereunder, unless set forth in a written document executed by the Payee, and then only to the extent specifically recited therein.

        Maker has certain set-off rights as set forth in a certain Merger Agreement dated November 19, 1997 by and among Maker,
Payee and certain other parties and certain agreements executed in connection therewith.

        The Maker agrees to pay all costs of collection, including reasonable attorneys' fees, of Payee. This Note shall be construed and enforced in accordance with the internal laws of the State of Wisconsin.

                                   C & L COMMUNICATIONS, INC.


                                   By: /s/  Michael N. Sonaco
                                   Title:   President and CEO

                            EXHIBIT D

                     TERMS OF PREFERRED STOCK


                1. Designation. The Corporation shall have a class of shares of Preferred Stock consisting of 5,000 shares, par value $.OOl per share, designated as "Preferred Stock." The
Preferred Stock shall have the rights and preferences hereinafter set forth.

                2.       Cumulative Dividend Provisions.

                         (a)     Whenever funds are legally available and upon
declaration of the Board of Directors, the Corporation shall pay to holders of shares of the Preferred Stock preferential dividends as set forth in this section. Dividends on each share of Preferred Stock will accrue on a daily basis beginning
November 1, 1997 at the rate of 8% per year of the Liquidation
Value as defined hereunder through the earlier of the date of repurchase of such share of Preferred Stock or the liquidation of this Corporation and shall be paid in full before any dividends shall be payable on any other class of stock and before any sums shall be set aside for the redemption or purchase for the retirement of all or any part of the Preferred Stock. Such dividends shall accrue whether or not they have been declared and whether or not there are funds legally available to the Corporation for the payment of dividends.

                         (b)     The Corporation shall not be required to pay
any dividend if and to the extent, such payment would constitute a default under any agreements between the Corporation and its institutional lenders (the "Lenders"); provided, however, that, in such event, the dividends shall continue to accrue. To the extent not paid on the first day of February, May, August and November of each year beginning on the first day of February, 1998 (each, a "Dividend Reference Date"), all dividends which have accrued on each share of Preferred Stock outstanding during the three-month period ending upon the day immediately preceding each such Dividend Reference Date, will accumulate and be added to the Liquidation Value of such share of Preferred Stock and will remain a part thereof until such dividends are paid.
Notwithstanding anything herein to the contrary, the Corporation shall declare and pay all dividends which have accrued during the period ending on the day immediately preceding each Dividend
Reference Date to the extent permitted by law and the agreements between the Corporation and the Lender(s).

                         (c)     If at any time the Corporation pays less than
the total amount of dividend than accrued with respect to any of the Preferred Stock, such payment will be distributed ratably among the holders of the Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares of Preferred Stock held by each holder.

                         (d)     So long as any shares of the Preferred Stock
shall remain outstanding, no dividends shall be paid or declared, or other distributions made (upon dissolution or otherwise), whether in cash or property or in obligations or shares of the Corporation (other than dividends payable solely in shares of Common Stock), on any class of stock (other than the Preferred
Stock) nor shall any shares of capital stock (other than the Preferred Stock) be purchased, redeemed, retired or otherwise acquired by the Corporation or any corporation or other person or entity controlling, controlled by or under common control with the Corporation for any consideration of any kind (or any payment made to or available for a sinking fund for the redemption of any such securities), and neither the Corporation nor any corporation or other person or entity controlling, controlled by or under common control with the Corporation shall incur any obligation for any of the foregoing. Notwithstanding the above, the Corporation shall be entitled to redeem the stock of James Olson and William Cain pursuant to Section 5(a) of the Buy-Sell
Agreement dated effective as of November 11, 1997 by and among the Corporation, Mike Sonaco, James Olson and William Cain without such redemption constituting a breach of this covenant or giving rise to any remedies or rights of the holders of the Preferred Stock; provided, however, that (i) the maximum amount payable on account of such redemption shall be 50% of the proceeds of the life insurance policy (if any) maintained by the Corporation for such individual; and (ii) the remaining 50% of the proceeds of the life insurance policy shall be paid to the holders of the Preferred Stock in a partial redemption pursuant to the terms set forth in paragraph 5 below.

                3.       Liquidation Preference.

                         (a)     In the event of any liquidation, dissolution
or winding up of this Corporation, either voluntary or involuntary, each holder of shares of Preferred Stock shall be entitled to receive, and in preference to any distribution of any of the assets of this Corporation or the holders of the common stock by reason of their ownership thereof, the aggregate
Liquidation Value of the shares of Preferred Stock held by such holder. The Corporation shall give holders of the Preferred
Stock 60 days' advance written notice of any intent to liquidate, dissolve or wind up the affairs of the Corporation.

                         (b)     If, upon any such liquidation, dissolution or
winding up of this Corporation, the Corporation's assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Preferred Stock held by each such holders. The "Liquidation Value," as of any particular date, shall be equal to the greater of (i) the Put
Price, as defined hereunder, or (ii) $400 per share for each share of Preferred Stock then held by such holder (the "Original
Preferred Stock Price"), plus an amount equal to all accrued or declared but unpaid dividends on the Preferred Stock held by them.

                         (c)     If assets remain in this Corporation after
the distributions provided for in subparagraph (a) of this
section 3 have been fully made, the holders of any other class of stock shall be entitled to receive any other of the surplus funds or assets of the Corporation.

                4.       Put.

                         (a)     At any time after October 31, 2000 and prior
to October 31, 2002, or at any time Mike Sonaco shall cease to be the chief executive officer of the Corporation, any holder of Preferred Stock may, upon 30 days' prior written notice to the Corporation, demand that the Corporation purchase and the Corporation shall purchase all of such holders' Preferred Stock
(or such portion thereof as such holder indicates in its written notice) at the price set forth in section 4(b) and upon the terms set forth in section 4(c). If funds of the Corporation legally available for such purchase under Article 2.38 of the Texas
Business Corporation Act are insufficient to purchase the total number of shares being put to the Corporation, those funds legally available will be used to purchase the maximum possible number of shares and, thereafter when additional funds become legally available, such funds shall immediately be used to purchase the balance of the shares. The Corporation shall take all action necessary to legally make available funds to purchase the Preferred Stock under this Section 4.

                         (b)     The price per share of Preferred Stock for
the purposes of this section 4 shall be equal to the greater of
(i) their Liquidation Value plus accrued but unpaid dividends on the Preferred Stock to the date of purchase, or (ii) the Preferred Stock Net Book Value multiplied by 115%, as determined by, and subject to adjustment for subsequent issuances of capital stock as set forth below. For purposes this paragraph (b), "Preferred Stock Net Book Value" shall mean (A) 19.9% of the difference between (i) Shareholders' Equity of the Corporation, as shown on the Corporation's balance sheet as of the end of the month immediately preceding the purchase, determined in accordance with general accepted accounting principles of the Corporation consistently applied, and (ii) any proceeds received by the Corporation in excess of $2,100,000 for the issuance of capital stock of the Corporation or for the exercise of any options to acquire capital stock of the Corporation (B) divided by the number of shares of Preferred Stock that are outstanding on the date of such determination.

                         (c)     In case of a put under this section 4, the
purchase price as determined according to section 4(b) above, shall be paid in cash within 90 days after the date specified in the Notice referred to in section 4(a) above.

                5. Redemption. At any time, the Corporation may, upon 30 days' written notice to the holders of the Preferred
Stock, redeem and repurchase each share of Preferred Stock then issued and outstanding on the date 30 days after the notice is issued or any other sooner date as the Corporation may choose
(the "Redemption Date"). The Corporation may redeem and repurchase each share of Preferred Stock then issued and outstanding for cash, at a price per share (the "Redemption
Price") equal to the greater of the Liquidation Value plus accrued but unpaid dividends on the Preferred Stock to the date of purchase (to the extent not included in the Liquidation Value) or the Put Price. As among the holders of Preferred Stock, the redemption of Preferred
Stock shall be proportional based upon the Liquidation Value of shares of Preferred Stock held by each holder. For each share of Preferred Stock which is to be redeemed, the Corporation will be obligated on the Redemption Date to pay to the holder thereof
(upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in immediately available funds equal to the Redemption Price thereof. If the funds of the Corporation legally available for redemption of shares on any Redemption Date under Article 2.38 of the Texas Business Corporation Act are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of share of Preferred Stock ratably among the holders of the shares to be redeemed based upon the aggregate Liquidation Value of such shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed.

                6.       Voting Rights.  Except as set forth in paragraph
(b) below, the holder of each share of Preferred Stock shall have no right to vote except to the extent voting rights cannot be denied under the Texas Business Corporation Act.

                         (b)     So long as any shares of Preferred Stock
shall be outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of Preferred Stock outstanding at the time, or as of a record date fixed by the Board of Directors, voting as a class:

                                 (i)     amend the Restated and Amended Articles
of Incorporation of the Corporation to change the amount of authorized shares of the Corporation or create a new class of Preferred Stock of the Corporation;

                                 (ii)    amend the Restated and Amended Articles
of Incorporation of the Corporation so as adversely to affect any of the powers, preferences or rights of the holders of Preferred
Stock;

                                 (iii)   sell, lease or otherwise dispose of
all or substantially all of its assets directly or indirectly through subsidiaries or otherwise, whether in one or in several of transactions;

                                 (iv)    Consolidate or merge with or into any
corporation or other person or entity, or effectuate any share exchange, reorganization, recapitalization, reclassification or similar transaction;

                                 (v)     Liquidate, dissolve or wind-up its
affairs or adopt any plan or arrangement in furtherance of the foregoing; or

                         (vi)    enter into any transaction with any affiliate
of the Corporation (except for normal and reasonable employment arrangement and benefit programs).

                7. Status of Reacquired Preferred Stock. In case any shares of Preferred Stock shall be repurchased by the Corporation pursuant to section 4 or section 5 hereof the shares so repurchased shall not be reissued by the Corporation and, upon such acquisition of shares, the number of authorized shares of Preferred Stock shall be reduced by the number of shares so repurchased.

                8. Reporting. The Corporation shall provide to the holders of Preferred Stock (a) within 90 days after the date of each fiscal year, annual financial statements prepared in accordance with generally accepted accounting principles consistently applied, (b) within twenty days after each accounting month, financial statements for such month and the fiscal year to date period (subject to normal year-end adjustments).

                            EXHIBIT E

                    JOINT RECORD OF ACTION
                    TAKEN BY CONSENT OF THE
           BOARD OF DIRECTORS AND SOLE SHAREHOLDER OF
                  C & L COMMUNICATIONS, INC.


        The undersigned, who are all of the directors and the sole shareholder of C & L COMMUNICATIONS, INC., a Texas corporation (the "Corporation"), consent to the adoption of the following recitals and resolutions taken without a meeting in accordance with Section 9.10 of the Texas Business Corporation Act.

                            RECITALS

        A. The directors and the sole shareholder of the Corporation deem it to be in the best interests of the Corporation that the Corporation enter into a merger with Soncainol, Inc., a Texas corporation ("Soncainol"), pursuant to which Soncainol shall merge with and into the Corporation (the "Merger").


        B. The directors and sole shareholder of the Corporation deem it to be in the best interests of the Corporation to effectuate the Merger of Soncainol with and into the Corporation as contemplated by the Agreement and Plan of Merger in substantially the form reviewed by the undersigned as of the date hereof (the "Merger Agreement") and all exhibits, schedules and ancillary documents and agreements contemplated thereby
(collectively with the Merger Agreement, the "Merger Documents").

        C. The directors and sole shareholder of the Corporation deem it to be in the best interests of the Corporation to approve and adopt the Merger Documents and to authorize the proper officer or officers of the Corporation to execute and deliver the Merger Documents, for, on behalf and in the name of the Corporation and to take all other actions necessary or desirable to effectuate the Merger.

        D. The directors and sole shareholder of the Corporation deem it to be in the best interests of the Corporation to enter into an Amended and Restated Loan and Security Agreement by and between Sanwa Business Credit Corporation, a Delaware corporation ("Lender") and the Corporation ("Borrower") dated as of November 20th, 1997, in substantially the form reviewed by the undersigned as of the date hereto (the "Amended and Restated Loan Agreement") and all exhibits, schedules and ancillary documents and agreements contemplated thereby (collectively with the Amended and Restated Loan Agreement, the "Loan Documents").

        E. The directors and sole shareholder of the Corporation deem it to be in the best interests of the Corporation to approve and adopt the Loan Documents and to authorize the proper officer or officers of the Corporation to execute and deliver the Loan Documents for, on behalf and in the name of the Corporation and to take all other actions necessary or desirable to effectuate the intent of the Loan Documents.

        F. The directors and sole shareholder of the Corporation desire to ratify and approve in all respects all prior actions taken by the directors and officers of the Corporation which have not previously been authorized and approved.

                           RESOLUTIONS

        1. Each of the Merger documents is adopted and approved by the Corporation in substantially the form reviewed by the undersigned as of the date hereof and the President of the Corporation, alone or together with the Secretary of the Corporation, is authorized and directed to execute and deliver each of the Merger Documents for, on behalf and in the name of the Corporation, with each of the Merger Documents to be in such final form and to contain such final provisions as the officer or officers executing the same shall approve and his or their signatures appearing thereon shall be conclusive evidence of his or their approval thereof.

        2. Each of the officers of the Corporation hereby are authorized and directed to take any and all actions and execute and file any and all documents for, on behalf and in the name of the Corporation, as such officer or officers deem necessary or appropriate to effectuate the Merger, including, but not limited to, executing and filing, with the Texas Secretary of State, Articles of Merger, containing a Plan of Merger, both to be in substantially the form attached hereto as Exhibit A.

        3. Each of the Loan Documents are adopted and approved by the Corporation in substantially the form reviewed by the undersigned as of the date hereof and the President of the Corporation, alone or together with the Secretary of the Corporation, is authorized and directed to execute and deliver the Loan Documents for, on behalf and in the name of the Corporation, with each of the Documents to be in such final form and to contain such final provisions as the officer or officers executing the same shall approve and his or their signatures appearing thereon shall be conclusive evidence of his or their approval thereof.

        4. The undersigned sole shareholder of the Corporation hereby ratifies, confirms and approves in all respects all prior actions taken by the directors of the Corporation which have not been specifically authorized and approved prior to the date hereof.

        5. The undersigned directors of the Corporation hereby ratify, confirm and approve in all respects all prior actions taken by the officers of the Corporation which have not been specifically authorized and approved prior to the date hereof.

        6. The undersigned sole shareholder of the Corporation acknowledges that each of Michael N. Sonaco and Jack E. Donnelly are the current directors of the Corporation.

        7. The undersigned directors of the Corporation acknowledge that each of the following individuals are the current officers of the Corporation, holding the office or offices set forth opposite their name:

        Michael N. Sonaco                President and Chief Executive Officer

        William H. Cain                  Senior Vice President-Marketing

        James G. Olson, Jr.              Chief Financial Officer, Secretary and
                                         Treasurer

        Daniel W. Latham                 Vice President

        Brian A. Robson                  Assistant Secretary

        8. The proper officer or officers of the Corporation are authorized and directed for, on behalf and in the name of the Corporation, to take any and all further actions and execute and deliver any and all other documents which such officer of officers deem necessary or proper to effectuate the intent of the foregoing resolutions.

        Dated as of November 20, 1997.

SOLE SHAREHOLDER:                  DIRECTORS:

THE DIANA CORPORATION,             /s/ Michael N. Sonaco
a Delaware corporation
                                   /s/ Jack E. Donnelly
BY /s/ James J. Fiedler
       Chairman and CEO

                            EXHIBIT F

                        November 20, 1997



Sanwa Business Credit Corporation
One South Wacker Drive
Chicago, IL 60606

The Diana Corporation
26025 Mureau Road
Calabasas, CA 91302


Gentlemen:                    Re:  Purchase of Stock of C&L
                                   Communications, Inc.

        We have acted as counsel to Soncainol, Inc., a Texas corporation ("Buyer") and Michael N. Sonaco, William H. Cain, and James U. Olson (each a "Buyer Shareholder" and collectively "Buyer Shareholders") in connection with the execution and delivery of the Merger Agreement dated as of November 20, 1997 (the "Merger Agreement") by and among Buyer, Buyer Shareholders and The Diana Corporation, a Delaware corporation ("Seller") and the documents and agreements contemplated therein (collectively the "Acquisition Documents"). We have also acted as special counsel to C&L Communications, Inc., a Texas corporation ("C&L"), with respect to its obligations pursuant to the Merger Agreement in its capacity as the surviving entity in the merger between C&L and Buyer. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement and the Acquisition Documents.

        This opinion is being rendered to you in connection with the above transactions pursuant to Section 2.02(d) of the Merger Agreement. In this connection, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the Subordinated Promissory Note (iii) the Security Agreement (iv) the Articles of Incorporation and Bylaws of Buyer and the record of proceedings of Buyer related to this transaction; (v) the Amended and Restated Articles of Incorporation of C&L and (vi) such other records, agreements and other instruments, certificates of officers of Buyer and C&L, and other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of Buyer and C&L, agreements and other instruments, certificates of officers and representatives of the Buyer and certificates of Buyer,

The Diana Corporation
November 20, 1997
Page 2


certificates of public officials and other documents which we have deemed necessary as a basis for the opinions hereinafter expressed. For matters pertaining to Texas law, we have, with your permission, relied solely on the opinion of Soules & Wallace, dated November 20, 1997, a copy of which is attached hereto. As to various questions of fact material to our opinion, we have relied upon certificates of officers of Buyer and C&L. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the due execution of the Merger Agreement by, and the enforceability of the Merger Agreement against, the parties thereto other than the Buyer. We are admitted to the Bar of the State of Wisconsin and we express no opinion as to the laws of any jurisdiction other than the laws of Wisconsin, the federal laws and regulations of the United States of America. On the basis of such examination, we are of the opinion that:

        1. Buyer is a corporation and, based solely on a certificate of existence issued by the Texas Secretary of State and a certificate of account status issued by the Texas Comptroller of Public Accounts, the Buyer is existing in good standing under the laws of Texas. Buyer has the full corporate power and authority to own, lease, and operate its properties and assets.

        2. Buyer has the corporate power and corporate authority to execute, deliver and perform its obligations under the Merger
Agreement and the Acquisition Documents.

        3. The Merger Agreement and the Acquisition Documents have been duly executed and delivered by Buyer, and each such agreement is a valid and binding obligation of Buyer, enforceable in accordance with their respective terms; (a) except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to creditors' rights, including without limitation, applicable fraudulent transfer laws; (b) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (c) subject to the qualification that certain provisions of such documents may be unenforceable in whole or in part under the laws of the State of Texas, but the inclusion of such provisions does not affect the validity of any such documents as a whole and each of such documents contains legally adequate provisions for the realization of the principal legal rights and benefits and any security interest or lien afforded by it.

The Diana Corporation
November 20, 1997
Page 3


        4. Assuming due authorization of the Plan of Merger by the directors and shareholders of C&L and the execution of the Articles of Merger by the President or a Vice President and the Secretary or an Assistant Secretary of C&L, the' Articles of Merger shall be effective upon filing with the Secretary of State of Texas to cause the merger of C&L with and into Buyer.

        5. The Subordinated Note and Security Agreement have been duly executed and delivered by C&L, and each such agreement is a valid and binding obligation of C&L, enforceable in accordance with their respective terms; (a) except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereinafter in effect relating to creditors' rights, including without limitation, applicable fraudulent transfer laws; and (b) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (c) subject to the qualification that certain provisions of such documents may be unenforceable in whole or in part under the laws of the State of Texas, but the inclusion of such provisions does not affect the validity of any such documents as a whole and each of such documents contains legally adequate provisions for the realization of the principal legal rights and benefits and any security interest or lien afforded by it.

        6. The execution, delivery and performance by Buyer of the Merger Agreement and the Acquisition Documents do not and shall not result in any violation of any term or provision of the Articles of Incorporation or the bylaws of Buyer, and, to the best of our knowledge, will not conflict with or result in a breach, violation or acceleration of any of the terms of, or constitute a default under, any material agreement or instrument to which Buyer is subject.

        7. No approval, authorization, consent, registration with or notice to any United States governmental or regulatory agency or body is required for the execution, delivery and performance by Buyer of the Merger Agreement or the Acquisition Documents, except for consents, approvals, authorizations, registrations and notices as have been obtained prior to the closing.

        8. C&L's authorized capital stock consists of 10,000 shares of common stock, .01 par value, 3,000 of which are currently issued and outstanding and 5,000 shares of preferred stock, all of which are currently issued and outstanding. The outstanding

The Diana Corporation
November 20, 1997
Page 4


preferred stock issued to Seller has been duly authorized and validly issued and is fully paid and nonassessable..

        9. To the best of our knowledge, there are no actions, proceedings or investigations pending or threatened before any court, administrative agency or other tribunal to which Buyer or any Buyer Shareholder is a party or is threatened to be made a party (a) asserting the invalidity of the Merger Agreement or the Acquisition Documents, (b) seeking to prevent the consummation of any of the transactions contemplated by the Merger Agreement, or
(c) which might materially and adversely affect the performance by Buyer of its obligations under, or the validity or enforceability of, the Merger Agreement.

        10. The Security Agreement creates a valid security interest in favor of Seller in Inventory, Accounts, and the Primary Collateral and Secondary Collateral (collectively, the "Collateral") described therein to the extent that C&L has rights in the Collateral, as security for the obligations of the C&L to the Seller under the Subordinated Note and Security Agreement, but our opinion is limited to Collateral in which a security interest may be created pursuant to the UCC. Upon proper filing of the financing statements with the Secretary of State of Texas, all filings will have been made which are necessary to perfect such security interest in Collateral in which a security interest may be perfected by filing in Texas under the Texas Business and Commerce Code. We have assumed, with your permission, that the collateral described in the Security Agreement does not include equipment used in farming operations, farm products, accounts or general intangibles arising from or relating to the sale of farm products by a farmer, consumer goods, timber to be cut, minerals or the like or accounts resulting from the sale thereof, or crops growing or to be grown for which local filing would be required.

        We do not express any opinion as to (a) any security interest which is terminated or released; (b) perfection of any security interest in fixtures; (c) whether the collateral secures future advances (other than advances pursuant to the Subordinated
Note); (d) the continued perfection of the Seller's security interest; (e) the effects on the Seller's security interest in after-acquired property of sections 547 and 552 of the United States Bankruptcy Code; (f) the validity of the Seller's security interest in the Collateral purchased by a buyer in the ordinary course of business; and (g) the effect on the Seller's security interest of the laws of fraudulent conveyances.

The Diana Corporation
November 20, 1997
Page 5


        The opinions herein are limited to the laws of Wisconsin and the federal laws of the United States. Insofar as the opinions herein relate to the laws of Texas, we have, with your permission, relied solely upon the opinion of Texas counsel, Soules & Wallace. With respect to the opinion set forth in numbered paragraph 8 regarding the valid issuance, full payment, and nonassessibility of the preferred stock, we have reviewed and examined only Corporations Statutes, Volume 8 (Prentice Hall Law and Business) under the tab "Texas" without regard to any rules or regulations promulgated under the Texas Business Corporation
Act ("TBCA") or any judicial or other opinions relating to the TBCA, and our opinion is expressly limited by such limited review.
        This opinion is rendered solely for your information and assistance in connection with the transaction described above and may not be relied upon by any other person or for any other purpose without our prior written consent.

                                   Yours very truly,

                                   REINHART, BOERNER, VAN DEUREN,
                                       NORRIS & RIESELBACH, s.c.

                                   BY /s/ Lawrence J. Burnett

                            EXHIBIT G

                    JOINT RECORD OF ACTION
                    TAKEN BY CONSENT OF THE
             BOARD OF DIRECTORS AND SHAREHOLDERS OF
                        SONCAINOL, INC.


        The undersigned, who are all of the directors and shareholders of SONCAINOL, INC., a Texas corporation (the
"Corporation"), consent to the adoption of the following recitals and resolutions taken without a meeting in accordance with
Section 9.10 of the Texas Business Corporation Act.

                            RECITALS


        A. The directors and shareholders of the Corporation deem it to be in the best interests of the Corporation that the Corporation enter into a merger with C & L Communications, Inc., a Texas corporation ("C & L"), pursuant to which the Corporation shall merge with and into C & L.

        B. The directors and shareholders of the Corporation deem it to be in the best interests of the Corporation to effectuate the Merger of the Corporation with and into C & L as contemplated by the Agreement and Plan of Merger in substantially the form reviewed by the undersigned as of the date hereof (the "Merger
Agreement") and all exhibits, schedules and ancillary documents and agreements contemplated thereby (collectively with the Merger
Agreement, the "Merger Documents").

        C. The directors and shareholders of the Corporation deem it to be in the best interests of the Corporation to approve and adopt the Merger Documents and to authorize the proper officer or officers of the Corporation to execute and deliver the Merger Documents, for, on behalf and in the name of the Corporation and to take all other actions necessary or desirable to effectuate the Merger.

        D. The directors and shareholders of the Corporation desire to ratify and approve in all respects all prior actions taken by the directors and officers of the Corporation which have not previously been authorized and approved.

                           RESOLUTIONS

        1. Each of the Merger Documents is adopted and approved by the Corporation in substantially the form reviewed by the undersigned as of the date hereof and any President or Vice
President of the Corporation, alone or together with the Secretary of the Corporation, is authorized and directed to execute and deliver each of the Merger Documents for, on behalf and in the name of the Corporation, with each of the Merger
Documents to be in such final form and to contain such final provisions as the officer or officers executing the same shall approve and his or their signatures appearing thereon shall be conclusive evidence of his or their approval thereof.

        2. Each of the officers of the Corporation hereby are authorized and directed to take any and all actions and execute and file any and all documents for, on behalf and in the name of the Corporation, as such officer or officers deem necessary or appropriate to effectuate the Merger, including, but not limited to, executing and filing, with the Texas Secretary of State, Articles of Merger, containing a Plan of Merger, both to be in substantially the form attached hereto as Exhibit A.

        3. The undersigned shareholders of the Corporation hereby ratify, confirm and approve in all respects all prior actions taken by the directors of the Corporation which have not been specifically authorized and approved prior to the date hereof.

        4. The undersigned directors of the Corporation hereby ratify, confirm and approve in all respects all prior actions taken by the officers of the Corporation which have not been specifically authorized and approved prior to the date hereof.

        5. The undersigned shareholders of the Corporation acknowledge that each of Michael N. Sonaco, James G. Olson, Jr.
and William H. Cain are the current directors of the Corporation.

        6. The undersigned directors of the Corporation acknowledge that each of the following individuals are the current officers of the Corporation, holding the office or offices set forth opposite their name:

        Michael N. Sonaco                President and Chief Executive Officer

        William H. Cain                  Vice President-Marketing

        James G. Olson, Jr.              Vice President, Secretary and Treasurer

        7. The proper officer or officers of the Corporation are authorized and directed for, on behalf and in the name of the Corporation, to take any and all further actions and execute and deliver any and all other documents which such officer of officers deem necessary or proper to effectuate the intent of the foregoing resolutions.

        Dated as of November 20, 1997.

                                   SHAREHOLDERS AND DIRECTORS:

                                   /s/ Michael N. Sonaco

                                   /s/ William H. Cain

                                   /s/ James G. Olson, Jr.

                            EXHIBIT H

                       SECURITY AGREEMENT

        THIS SECURITY AGREEMENT, dated as of November 20, 1997, is entered into between C & L COMMUNICATIONS, INC., a Texas corporation ("Debtor") and THE DIANA CORPORATION, a Delaware corporation ("Secured Party").

        WHEREAS, the Debtor is indebted to the Secured Party as evidenced by a Subordinated Secured Promissory Note of Debtor payable to Secured Party dated as of the date hereof (the "Note"), which Note is to be secured by a security interest in certain personal property of the Debtor; and

        WHEREAS, the Debtor is also indebted to Sanwa Business Credit Corporation ("Sanwa") pursuant to the terms of a Loan and Security Agreement between Sanwa and the Debtor dated ____________________, 1997, (the "Sanwa Loan Agreement") which indebtedness is secured by a security interest in Debtor's personal property.

        WHEREAS, the Debtor, Sanwa and the Secured Party have entered into that certain Subordination and Intercreditor Agreement dated as of the date hereof pursuant to which the rights of the Secured Party hereunder may be subject to certain prior rights of Sanwa.

        NOW, THEREFORE, in consideration of the promises and mutual agreements, one dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Debtor and the Secured Party agree as follows:

        1.  DEFINITIONS

                "Account" shall have the meaning assigned to such term in the UCC and shall additionally include all books and records, data processing disks, tapes, tabulating runs, programs and similar material evidencing, securing or relating thereto and in each case whether now owned or hereafter acquired and wherever located.

                "Event of Default" shall mean any one of the events of default described in Section 7 hereof.

                "Inventory" shall have the meaning assigned thereto by the UCC and shall include, but not be limited to, all Goods (wherever located, whether in the possession of Debtor or of a bailee or other person for sale, storage, transit, processing, use or otherwise, and whether consisting of whole goods, spare parts, components, supplies or materials), which are held for sale or lease or demonstration or to be furnished (or which have been furnished) under any contract of service, or which are Goods leased to others, trade-ins and repossessions, raw materials, work in process or supplies, and all materials used or consumed in Debtor's business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or repurchased or stopped in transit by Debtor.

                "Primary Collateral" shall mean the DSS 10,000 Tandem Switch, ID #190044 and related equipment, all of which is identified on Schedule 1.1 attached hereto, together with all additions and accessions to all spare and repair parts, special tools, equipment and replacements for the foregoing, and all Proceeds and products of any of the foregoing property, wherever located.

                "Proceeds" shall have the meaning assigned to that term under the UCC and, in any event, shall include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Debtor from time to time with respect to any of the Collateral, including, but not limited to any and all proceeds of business disruption insurance, (ii) any and all payments (in any form whatsoever) made or due and payable to Debtor from time to time in connection with any of the Collateral including, but not limited to, any rents, lease payments, or profits derived therefrom.

                "Secondary Collateral" shall mean all Collateral other than the Primary Collateral.

                "UCC" shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of Texas.

        The terms "Account Debtor," "Documents," "Goods," and
"Instruments" shall have the definitions ascribed thereto by the UCC. All capitalized terms used herein and not otherwise expressly defined herein shall have the meanings ascribed thereto in the Note.

        2.  SECURITY INTEREST

        To secure payment of the Obligations defined below, Debtor hereby grants Secured Party a security interest in all of Debtor's Inventory, Accounts, and the Primary Collateral, whether now owned or hereafter acquired by Debtor, and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for, all returned or repossessed goods the sale of which gave rise to, and all Proceeds and products of any of the foregoing property ("Collateral") wherever located. Notwithstanding the foregoing, the security interest in Debtor's Inventory and Accounts shall secure only $500,000 of the Obligations at any time outstanding.

        The term "Obligations" is used herein in its most comprehensive sense and includes any and all debts, obligations and liabilities of Debtor to Secured Party arising out of the Note or this Agreement, including without limitation, principal of, interest on and costs of collection of the Note.

        It is the true, clear, and express intention of the Debtor that the continuing grant of the security interests provided for herein remain as security for payment and performance of the Obligations, whether or not existing or hereinafter incurred by future advances or otherwise; and whether or not such Obligations are related to the transactions described herein, or in the Note, by class or kind, or whether or not contemplated by the parties at the time of the granting of this security interest. The notice of the continuing grant of this security interest therefore shall not be required to be stated on the face of any document representing any such Obligation, nor otherwise identify it as being secured hereby.

        3.  DEBTOR'S WARRANTIES

        Debtor warrants that while any of the Obligations are unpaid:

                (a) Ownership. Debtor is the owner of the Collateral free of all encumbrances and security interests except for the Secured Party's lien, Sanwa's lien and the permitted liens enumerated on Exhibit 3(a) hereto (the "Permitted Liens").
Debtor, acting alone, may grant a security interest in the Collateral.

                (b) Other Financing. No financing statement is on file covering the Collateral or its products or Proceeds, except financing statements relating to the Secured Party's security interest, Sanwa's security interest and the Permitted Liens.
There has been no default as of this date according to the terms of any Collateral and no step has been taken to foreclose the security interest it evidences or otherwise enforce its payment.

                (c) Documents. If Inventory is represented or covered by Documents of title, Debtor is the owner of the Documents, free of all encumbrances and security interests other than Secured
Party's security interest, Sanwa's security interest and the Permitted Liens.

                (d) Condition. The Inventory is in good condition and, in the case of Goods held for sale (other than trade-ins or repossessed Goods), is new and unused. All Goods and Inventory have been, and will continue to be, produced or manufactured in compliance with the Fair Labor Standards Act.

                (e) Sale of Goods or Services Rendered. Each Account constituting Collateral arose from the performance of services by Debtor or from a bona fide sale or lease of Goods, which have been delivered or shipped to the Account Debtor and for which Debtor has genuine invoices, shipping documents or receipts.

                (f) Enforceability. Each Account constituting Collateral, is, to the knowledge of Debtor, genuine and enforceable against the respective obligors according to their respective terms, subject to applicable bankruptcy, insolvency or similar laws of general application affecting creditors' rights. To the knowledge of Debtor, each of them and the transactions out of which they arose comply with all applicable laws and regulations. To the knowledge of Debtor the amount represented by Debtor to Secured Party as owing by each Account Debtor is the amount actually owing and is not as of the date hereof subject to setoff, credit, allowance or adjustment, except discount for prompt payment, nor has any Account Debtor returned the underlying Goods or disputed his liability. Debtor has no notice or knowledge of anything which might impair the credit standing of any Account Debtor.

                (g) Authority to Contract. The execution and delivery of this Security Agreement and any instruments evidencing
Obligations will not violate or constitute a breach of Debtor's
Articles of Incorporation, By-Laws or any agreement or restriction to which Debtor is a party or is subject. Debtor is not in default under any agreement for the payment of money.

                (h) Accuracy of Information. All information, certificates or statements given to Secured Party pursuant to this Security Agreement shall be true and complete when given.

                (i) Names and Addresses. Debtor is duly organized, validly existing and in good standing under the laws of its state of incorporation. The name appearing in the first paragraph hereof is the correct name of Debtor, and Debtor does not do business under any other name. Debtor shall advise Secured Party of a change of name, identity, or structure thirty (30) days prior to any such change. The address appearing below Debtor's signature is Debtor's chief executive office. All other places of business of Debtor are set forth in Exhibit 3(i) hereto. The addresses where the Collateral will be kept is that appearing below the Debtor's signature and those appearing in Exhibit 3(i) hereto. No location shall be changed without the prior written consent of Secured Party, but the parties intend that the Collateral, wherever located, is covered by this Security
Agreement.

        In making any advances to Debtor, Secured Party shall be acting in reliance upon each of these warranties.

        4.  SALE AND COLLECTIONS

                (a) Proceeds of Collateral. So long as no Event of Default exists, Debtor may sell or lease Inventory in the ordinary course of its businesses. All Proceeds of the Primary Collateral received by Debtor, including those received on account of the provisions of Section 5(a), below, shall be held by Debtor upon an express trust for Secured Party and shall not be commingled with any other funds or property of Debtor.
Following the occurrence of an Event of Default and subject to the prior rights of Sanwa in the Secondary Collateral, all Proceeds of the Secondary Collateral received by Debtor shall be held by Debtor upon an express trust for Secured Party and shall not be commingled with any other funds or property of Debtor.
All Proceeds so held in trust, whether of Primary Collateral or Secondary Collateral, shall be turned over to Secured Party not later than the business day following the day of their receipt.
All Proceeds received by Secured Party shall be applied against the Obligations in such order and at such times as Secured Party shall determine.

                (b) Verification and Notification. Secured Party may verify Accounts in any reasonable manner, and Debtor shall assist Secured Party in so doing. Subject to the prior rights of Sanwa in the Secondary Collateral, Secured Party may at any time after the occurrence of an Event of Default and Debtor shall, upon request of Secured Party, notify the Account Debtors to make payment directly to Secured Party and Secured Party may enforce collection of, settle, compromise, extend or renew the indebtedness of such Account Debtors. Subject to the prior rights of Sanwa in the Secondary Collateral, until Account
Debtors are otherwise notified, Debtor, as agent of Sanwa and Secured Party, shall make collections on the Collateral. Secured Party may at any time notify the bailee of any Inventory of its security interest.

5.  DEBTOR'S COVENANTS

Debtor agrees:

        (a) Maintenance of Collateral. Debtor shall: maintain the Collateral in good condition and repair, ordinary wear and tear excepted, and not permit its value to be materially impaired;
keep it free from all liens, encumbrances and security interests (other than Secured Party's lien, Sanwa's lien and Permitted
Liens); defend it against all claims and legal proceedings by persons other than Secured Party and Sanwa; pay and discharge when due all taxes, license fees, levies and other charges upon it; not sell, lease or otherwise dispose of it or permit it to become a fixture or an accession to other goods, except for sales or leases of Inventory authorized as provided in this Agreement;
not permit it to be manufactured, produced, or used in violation of any applicable law, regulation or policy of insurance. Notwithstanding the foregoing, Debtor agrees to use its best efforts to sell the Primarary Collateral at its current market value and on commercially reasonable terms. Loss of or damage to the Collateral shall not release Debtor from any of the Obligations.

        (b) Insurance. Debtor shall keep the Collateral and Secured Party's interest in such Collateral insured under policies with such provisions, for such amounts and by such insurers as shall be satisfactory to Secured Party from time to time, including, but not limited to, provisions requiring that, subject to Sanwa's prior interest in the Secondary Collateral, losses be payable to the Debtor and the Secured Party as their respective interests may appear under a standard non-contributory "lender loss payee" clause, providing that the Secured Party's interest under the policy will not be invalidated by any act or omission of, or any breach of warranty by, the insured, or by any change in the title, ownership or possession of the insured property, or by the use of the property for purposes more hazardous than is permitted by the policy, providing that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by Secured Party of written notice thereof, and shall furnish evidence of such insurance satisfactory to Secured Party. Debtor assigns, subject to Sanwa's prior rights in the Secondary Collateral (and upon the occurrence of an Event of Default, directs any insurer to pay) to Secured Party the proceeds of all such insurance including business disruption insurance and any premium refund, and authorizes Secured

Party upon the occurrence and continuance of an Event of Default, to endorse in the name of Debtor any instrument for such proceeds or refunds and, at the option of Secured Party, to apply such proceeds and refunds to any unpaid balance of the Obligations, whether or not due, and/or to restoration of the Collateral, returning any excess to Debtor. Upon the occurrence of an Event of Default, subject to Sanwa's prior rights in the Secondary Collateral, Secured Party is authorized, in the name of Debtor or otherwise, to make, adjust and settle claims under any insurance on the Collateral.

        (c) Maintenance of Security Interest. Debtor shall pay all expenses and, upon request, take any action reasonably deemed advisable by Secured Party to preserve the Collateral or to establish, determine priority of, perfect, continue to perfect, terminate and/or enforce Secured Party's interest in the Collateral or the Secured Party's rights under this Security
Agreement.

        (d) Collateral Records and Statements. Debtor shall keep accurate and complete records respecting the Collateral in such form as Secured Party may approve. At such times as Secured
Party may require, Debtor shall furnish to Secured Party a statement certified by Debtor and in such form and containing such information as may be prescribed by Secured Party, showing the current status, location and value of the Collateral.

        (e) Inspection of Collateral. At reasonable times, Secured Party may examine the Collateral and Debtor's records pertaining to it, wherever located, and make copies thereof. Debtor shall assist Secured Party in so doing. Debtor shall pay Secured
Party's charges for any servicing and auditing in connection with this Security Agreement.

        (f) Modifications. Without the prior written consent of Secured Party, Debtor shall not alter or modify any Primary
Collateral.

        (g) Chattel Paper.   No sale or lease of the Debtor's
Inventory shall be evidenced by chattel paper.

6.  RIGHTS OF SECURED PARTY

        (a) Authority to Perform for Debtor. If Debtor fails to act as required by this Security Agreement or the Obligations, Secured Party is authorized, in Debtor's name or otherwise, to take any such action including, without limitation, signing Debtor's name or paying any amount so required, and the cost shall be one of the Obligations secured hereby and shall be payable by Debtor upon demand with interest from the date of payment by Secured Party at the default rate provided in the Note.

        (b)  Charging Debtor's Credit Balance.  Debtor grants
Secured Party, as further security for the Obligations, a security interest and lien in any credit balance and other money now or hereafter owed Debtor by Secured Party and, in addition, agrees that

Secured Party may, without prior notice or demand, charge against any such credit balance or other money any amount owing upon the Obligations, whether due or not.

        (c) Nonliability of Secured Party. Secured Party has no duty to determine the validity of any invoice or compliance with any order of Debtor. Secured Party has no duty to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties. Debtor releases Secured Party from any liability for any act or omission relating to the Obligations, the Collateral or this Security Agreement, except to the extent arising out of Secured Party's gross negligence or willful misconduct.

        (d) Power of Attorney. Subject to Sanwa's prior rights in the Secondary Collateral, Debtor irrevocably appoints any officer of Secured Party as Debtor's attorney, with power, upon the occurrence and continuance of an Event of Default, to receive, open and dispose of all mail addressed to Debtor; to notify the Post Office authorities to change the address for delivery of all mail addressed to Debtor to such address as Secured Party may designate; and to endorse the name of Debtor upon any Instruments which may come into Secured Party's possession. This power of attorney is coupled with an interest and is not revocable by the Debtor. All acts of such attorney are ratified and approved and he/she is not liable for any act or omission or for any error of judgment or mistake of fact or law, except for gross negligence or willful misconduct.

7.  DEFAULT

Upon the occurrence of one or more of the following Events of Default,

        Event of Default Under the Loan Agreement. A default as described in the Note, which would cause the unpaid balance thereof to mature and become immediately payable, occurs;

        Nonperformance. Debtor fails to pay when due any of the Obligations or to perform, or rectify the breach of, any warranty or other undertaking by Debtor in this Security Agreement or the Obligations;

        Inability to Perform. Debtor or a surety or guarantor for any of the Obligations, if any, ceases to exist, becomes insolvent or the subject of an order for relief or its equivalent in any bankruptcy or insolvency proceedings;

        Misrepresentation.  Any representation made to induce
Secured Party to extend credit to Debtor is false in any material respect when made;

        Amendment of Sanwa Loan Agreement. Debtor amends the Sanwa Loan Agreement without the written consent of Secured Party to
(i) increase the borrowing base advance ratios, (ii) increase the interest rate or the fees or other amounts payable with respect thereto, or (iii) change the scheduled commitment reduction dates or the final maturity date of the indebtedness thereunder;

        Incurrence of Other Debt. Debtor incurs or maintains any indebtedness for borrowed money other than as permitted pursuant to the Sanwa Loan Agreement;

all of the Obligations shall, at the option of Secured Party and without notice or demand, become immediately payable provided, however, that those Obligations incurred pursuant to the Note shall become payable in accordance with the terms of the Note, and Secured Party shall have all rights and remedies for default provided by the Uniform Commercial Code, as well as any other applicable law and the Obligations. With respect to such rights and remedies, and subject to Sanwa's prior rights in the Secondary Collateral:

                (a) Repossession. Secured Party may enter into premises where any Collateral may be located, and may take possession of Collateral, all without notice or hearing.

                (b) Assembling Collateral. Secured Party may require Debtor to assemble the Collateral and to make it available to Secured Party at any convenient place designated by Secured Party. It is agreed that Secured Party will not have an adequate remedy at law if this obligation is breached, and accordingly that Debtor's obligation to assemble Collateral shall be specifically enforceable.

                (c) Notice of Disposition. Written notice, when required by law, sent to the address of Debtor on the signature page of this Security Agreement at least ten (10) calendar days (counting the day of sending) before the date of a proposed disposition of Collateral is reasonable notice.

                (d) Expenses and Application of Proceeds. Debtor shall reimburse Secured Party for any reasonable expense incurred by Secured Party in protecting or enforcing its rights under this Agreement including, without limitation, reasonable fees of attorneys, legal assistants or paralegals; all expenses of taking possession, holding, preparing for disposition and disposing of the Collateral; and all expenses and costs (including, without limitation, fees of attorneys, legal assistants and paralegals) in connection with any proceeding instituted pursuant to 11 U.S.C. Section 101 et. seq. After deduction of suchexpenses, Secured Party may apply the proceeds of disposition to the Obligations in such order and amounts as it elects.

                (e) Waiver. Secured Party may permit Debtor to remedy any default without waiving the default so remedied, and Secured Party may waive any default without waiving any other subsequent or prior default.

        8.  PERSONS BOUND

        This Security Agreement benefits Secured Party, its successors and assigns, and binds the Debtor and its successors and assigns.

        9.  INTERPRETATION

        The validity, construction and enforcement of this Security Agreement are determined and governed by the internal law (as opposed to conflicts of law provisions) of the State of Texas. Invalidity of any provision of this Security Agreement shall not affect the validity of any other provision.

        10.   COUNTERPARTS

        This Security Agreement may be executed in counterparts, each of which shall be deemed to be an original, all of which together shall constitute one instrument.

        Executed as of the 20th day of November, 1997.

                                  C & L COMMUNICATIONS, INC.

                                  By: /s/ Michael N. Sonaco
                                  Title:  President and CEO

                                  Address:  26254 IH, West
                                            Boerne, Texas  78006


                                  THE DIANA CORPORATION

                                  By: /s/ James J. Fiedler
                                  Title:  Chairman and CEO

                                  Address:  26025 Mureau Road
                                            Calabasas, California
                                            91302

                            EXHIBIT I

                       C&L COMMUNICATIONS
             CERTIFICATE OF CHIEF FINANCIAL OFFICER


        I, James G. Olson, in my capacity as Chief Financial Office of C&L Communications, Inc., a Texas corporation (the "Corporation"), am providing this Certificate pursuant to Section 2.02(k) the Merger Agreement dated as of November 20, 1997 by and among the Corporation, The Diana Corporation ("Diana"), and
Michael N. Sonaco, William H. Cain and James G. Olson (the "Agreement"). All capitalized terms used herein shall have the meanings assigned to them in the Agreement.

        Solely in my capacity as Chief Financial Officer of the Corporation, I hereby certify on behalf of the Corporation that:

        1. I am familiar with the historical and current financial condition of the Corporation.

        2. For purposes of this Certificate, I have reviewed the financial information previously provided to Diana, including (i) the historical financial statements relating to the Corporation and (ii) the projections (the "Projections") giving effect to the transactions contemplated by the Agreement and the Amended and Restated Loan and Security Agreement by and between the Corporation and Sanwa Business Credit Corporation (the "Loan Agreement").

        3. In addition to such review, I am familiar with and have considered information as to the fair market value of the assets of the Corporation and the liabilities of the Corporation, in each case after giving effect to the transaction contemplated by the Agreement and the Loan Agreement.

        Based upon the foregoing and solely in my capacity as Chief Financial Officer of the Corporation, and based upon facts reasonably available to me on the date hereof, I certify on behalf of the Corporation that, to the best of my knowledge, after due inquiry, as of the date hereof and upon giving effect to the transactions contemplated by the Agreement and the Loan
Agreement:

        1. The Projections are based upon assumptions and expectations that are reasonable in light of all facts and circumstances concerning the Corporation existing as of the date hereof.

        2. Immediately after giving effect to the transactions contemplated by the Agreement and the Loan Agreement, the fair saleable value of the assets of the Corporation will be greater than the total amount of its liabilities.

        3. The Corporation shall be able to pay its debts and obligations in the ordinary course of business as they become due.

        4. The Corporation will, immediately after giving effect to the transactions contemplated by the Agreement and the Loan
Agreement, have adequate capital to carry on its business as presently conducted.

        This Certificate is being furnished only to The Diana Corporation in connection with the Agreement and is solely for its benefit and is not to be used or relied upon for any other purpose or by any other person. Nothing in this certificate shall be construed as a personal guaranty of any of the statements set forth herein.


        Dated this 20th day of November, 1997.



                                 /s/ James G. Olson
                                     Chief Financial Officer of
                                     C&L Communications, Inc.

                            EXHIBIT I


                    MUTUAL RELEASE OF CLAIMS


        This Mutual Release of Claims is entered into as of this 20th day of November, 1997 (the "Effective Date"), by and among The Diana Corporation, a Delaware corporation ("Diana"), C&L Communications, Inc., a Texas corporation ("C&L"), and Mike Sonaco, James Olson and William Cain (individually, "Shareholder" and collectively, "Shareholders"). Unless otherwise defined herein, all defined terms shall have the meaning ascribed to them in the Merger Agreement dated as of November 19, 1997 (the "Agreement") to which this Mutual Release is an exhibit.

        1. Except as specifically described in the Agreement and the exhibits and schedules thereto, including without limitation the Subordinated Note and Security Agreement and the Preferred
Stock issued pursuant thereto, Diana on behalf of itself, its successors and assigns, hereby waives, releases and forever discharges C&L and the Shareholders and their respective heirs, personal representatives, predecessors, successors, assigns, agents, and attorneys from any and all claims, counterclaims, crossclaims and causes of action, of any and every nature, whether at law or in equity.

        2. Except as specifically described in the Agreement and the exhibits and schedules there, including without limitation the Indemnification Agreement, C&L and the Shareholders on behalf of themselves, their successors, assigns, heirs, personal representatives, agents and attorneys, hereby waive, release and forever discharge Diana and its predecessors, successors, assigns, agents, affiliates, subsidiaries, and attorneys from any and all claims, counterclaims, crossclaims and causes of action of any and every nature, whether at law or in equity.

        3. The waivers and releases described in this Mutual Release of Claims shall be construed in the broadest possible manner so as to effectuate the broadest possible release between the parties. The only obligations between the parties which are not included within this Mutual Release of Claims are the separate obligations of the Parties set forth in the Agreement and the exhibits and schedules thereto, and those described in paragraph 4 of this Mutual Release of Claims.

        4. Claims and causes of action arising hereafter under this Mutual Release of Claims and under the Agreement are specifically excluded from the operation of the mutual waivers and releases described in paragraphs 1 and 2 above, and any of the parties to the Agreement and to this Mutual Release of Claims may enforce their respective provisions or seek relief for their breach notwithstanding the execution of this document.

        5. Neither the negotiation nor the execution of this Mutual Release of Claims shall constitute or be construed as an admission as to the correctness of any position asserted by any of the parties with respect to any of the claims settled hereunder or an admission of any liability or wrongdoing whatsoever by any of the parties.

        6. This Mutual Release of Claims shall be construed and its performance governed by the laws of the State of Texas.

        7. Each of the parties represents and warrants that it is signing this Mutual Release of Claims with full authority to do so. This Mutual Release of Claims shall be effective when it has been executed by each of the Parties and may be executed in counterparts, separately executed, each of which shall be an original. A signed original shall be exchanged with the other parties so that each party has a fully-executed original.

        The parties have executed this Mutual Release of Claims as of the date first set forth above.

                                   THE DIANA CORPORATION,
                                   a Delaware corporation

                                   By:   /s/ James J. Fiedler
                                   Its:  Chairman and CEO


                                   C&L COMMUNICATIONS, INC.,
                                   a Texas corporation

                                   By:   /s/ Michael N. Sonaco
                                   Its:  President


                                   SHAREHOLDERS:


                                   /s/ Mike Sonaco, individually

                                   /s/ William Cain, individually

                                   /s/ James Olson, individually

                                   EXHIBIT K

                      Godfrey & Kahn, S.C.
                     780 North Water Street
                Milwaukee, Wisconsin  53202-3590
                   Telephone:  (414)  273-3500


                        November 20, 1997

C&L Communications, Inc.
26254 IH, West
Boerne, Texas  78006

Sanwa Business Credit Corporation
One South Wacker Drive
Chicago, Illinois  60606

        RE:     Merger of C&L Communications, Inc.

Ladies and Gentlemen:

        We have acted as counsel to The Diana Corporation, a Delaware corporation ("Diana"), in connection with the execution and delivery of the Merger Agreement dated as of November 20, 1997 (the "Merger Agreement") by and among Diana, Soncainol, Inc., a Texas corporation, and Michael N. Sonaco, William H. Cain and James G. Olson, and the documents and agreements contemplated therein (collectively, the "Acquisition Documents").

        This opinion is being rendered to you in connection with the above transactions pursuant to Section 3.03(b) of the Merger Agreement. In this connection, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the Articles of Incorporation and Bylaws of Diana and the record of proceedings of Diana related to this transaction; and (iii) such other records, agreements and other instruments, certificates of officers of Diana, and other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of Diana, agreements and other instruments, certificates of officers and representatives Diana, certificates of public officials and other documents which we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the due execution of the Merger Agreement by, and the enforceability of the Merger Agreement against, the parties thereto other than Diana. We are admitted to the Bar of the State of Wisconsin and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Wisconsin, the

C&L Communications, Inc.
Sanwa Business Credit Corporation
November 20, 1997
Page 2


General Corporation Law of the State of Delaware and federal laws and regulations of the United States of America.

        Subject to the foregoing, we are of the opinion that:

        1. Diana is a corporation validly existing under the laws of Delaware. Diana has the full corporate power and authority to own, lease, and operate its properties and assets and to carry on its business in the manner in which such business is now being conducted.

        2. Diana has the corporate power and corporate authority to execute, deliver and perform its obligations under the Merger Agreement and the Acquisition Documents, and the Merger Agreement and the Acquisition Documents have been duly authorized, executed and delivered by Diana. For purposes hereof, we assume, with your permission, that the sale of C&L Communications, Inc. by Diana does not constitute a sale of all, or substantially all, of the assets of Diana.

        3. The execution, delivery and performance by Diana of the Merger Agreement and the Acquisition Documents do not result in any violation of any term or provision of the Articles of Incorporation or the bylaws of Diana.

        4. No approval, authorization, consent, registration with or notice to any United States governmental or regulatory agency or body is required for the execution, delivery and performance by Diana of the Merger Agreement or the Acquisition Documents, except for filings required under the Securities Exchange Act of 1934, as amended, and the filing of Articles of Merger with the Texas Secretary of State.

        5. The execution, delivery and performance by Diana of the Merger Agreement and the Acquisition Agreements do not contravene any law, statute, or regulation applicable to Diana.

        The opinions herein are limited to the laws of Wisconsin, the federal laws of the United States, and the Delaware General Corporation Law. This opinion is rendered solely for your information and assistance in connection with the transaction described above and may not be relied upon by any other person or for any other purpose without our prior written consent.

                                   Yours very truly,

                                   /s/  Godfrey & Kahn, S.C.

                            EXHIBIT L

                      THE DIANA CORPORATION


                     SECRETARY'S CERTIFICATE


        I, Brian A. Robson, Secretary of The Diana Corporation, (the "Company") certify that (a) attached hereto as Exhibit A is a true and complete copy of the resolution adopted by the Board of Directors of the Company on November 10, 1997, and such resolution has not been in any way amended, annulled, rescinded or revoked and is in full force and effect on the date hereof and such resolution is the only resolution pertaining to the subject matter thereof, and (b) attached hereto as Exhibit B is a true and complete copy of the Bylaws of the Company and such Bylaws have not been amended, annotated, rescinded or restricted and are in full force and effect on the date hereof.

Dated:  November 18, 1997          /s/ Brian A. Robson, Secretary

                            EXHIBIT M

                    INDEMNIFICATION AGREEMENT

        This Agreement is entered into as of November 20, 1997 by and among The Diana Corporation, a Delaware corporation ("Diana",) and C&L Communications, Inc., a Texas corporation (the "Corporation"), and Mike Sonaco, James Olson and William Cain (the "Shareholders"), and pursuant to Section 7 of that certain Merger Agreement, dated November 19, 1997.

                            RECITALS

        A. Diana and the Shareholders are parties to that certain Merger Agreement dated as of November 19, 1997 whereby the Shareholders have acquired all of the outstanding capital stock of the Corporation.

        B. As set forth in Section 7 of that Agreement, and as a condition to consummating the transactions contemplated by the Merger Agreement, Diana has agreed to indemnify the Corporation and the Shareholders for certain liabilities of the Corporation.

        C. As a condition to consummating the transactions contemplated by the Merger Agreement, the Corporation has agreed to indemnify Diana for certain liabilities as set forth and subject to the terms, conditions and limitations herein.

        Now, therefore, in consideration of the Recitals, the mutual agreements which follow and other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows:

        1. Indemnification by Diana. Diana hereby agrees to indemnify and hold harmless the Corporation and the Shareholders from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorney's fees and settlement amounts) to which the Corporation and the Shareholders may become subject or incur insofar as such losses, claims, damages, liabilities, costs and expenses (or actions or proceedings in respect thereof) arise out of, in connection with, or are based upon the shareholder, investor or ownership relationship between Charles Chandler and Diana, or any subsidiaries or affiliates of Diana, specifically including, but not limited to, the claims stated in connection with Charles Chandler v. C&L Communications Diana Corporation Mellon Financial Services Corporation and Lisa Chandler, Case No. 97-CI-10290, District Court, Bexar County, Texas.

        2. Setoff. The Corporation shall be entitled, to the extent permitted by the Subordination and Intercreditor Agreement between Diana and Sanwa Business Credit Corporation, to setoff any undisputed amounts due and payable by Diana to the Corporation hereunder by reducing the outstanding principal balance of the Subordinated Note payable to Diana.

        3. Attorneys' Fees. In the event of litigation arising out of this Agreement, the prevailing party shall be entitled to court costs and reasonable attorneys' fees from the unsuccessful party.

        4. Applicable Law. This Agreement shall be interpreted under the internal laws of Texas.

        5. Counterparts. This Agreement may be executed in several counterparts and each executed counterpart shall be considered an original of this Agreement.


                                   THE DIANA CORPORATION,
                                   a Delaware corporation

                                   By:   /s/ James J. Fiedler
                                   Its:  Chairman and CEO


                                   C&L COMMUNICATIONS, INC.,
                                   a Texas corporation

                                   By:  /s/ Michael N. Sonaco
                                   Its: President